Exhibit 99.1

Company Contact:	Investor Relations Contact:
Barbara M. Lilley	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5102	Email: brett@haydenir.com
Email: lilleyb@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter 2024 Financial Results

Backlog at $45 million, Customer confidence remains high,

Westminster, MA – November 20, 2023– TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the second quarter of fiscal year 2024.

“Customer confidence remains high, driving a strong backlog of $44.6 million as of September 30, 2023,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Second quarter consolidated net sales were $8.0 million when compared to $8.5 million in the fiscal 2023 second quarter, or 6% lower”

“Ranor reported net sales of $4.5 million or a 9% decrease from the second quarter of fiscal 2023. Our Stadco subsidiary reported net sales of $3.6 million or 1% higher than the same period a year ago. Stadco gross profit improved, reporting a loss of $9,000 in the second quarter of fiscal 2024. On a consolidated basis, we had a net loss of $528,000.”

“Second quarter net sales for Stadco were flat when compared with the same period a year ago,” Mr. Shen continued. “Our losses have narrowed year over year. We expect to deliver our backlog over the course of the next one to three fiscal years with revenue growth and gross margin expansion.”With revenue growth, we expect improvement in gross profit and gross margin in future periods.

The following summary compares the three and six months ended September 30, 2023 to the same prior year period:

Consolidated Financial Results - Fiscal 2024 Three Months Ended September 30, 2023

•	Net sales were $8.0 million, a decrease of 6% when compared to the same period in fiscal 2023. Net sales decreased at Ranor by 9% and at Stadco after intersegment elimination by 3%, respectively, on a different proportionate project mix.
•	Cost of sales were $6.9 million, or 2% higher, due primarily to higher manufacturing costs at Ranor, from a less favorable project mix. The Ranor increase was offset in part by lower cost of sales and better throughput at Stadco.
•	Gross profit was $1.0 million, or 41% lower when compared to the same period last year. Gross profit decreased at Ranor on a less favorable project mix. Losses at Stadco narrowed year over year on improved overall margins on projects, partially offset by increased underabsorbed factory overhead.
•	SG&A was $1.6 million, a decrease of 11%, primarily due to cost reductions at Stadco.
•	Operating loss was $0.6 million compared to $0.1 million in the same period a year ago.
•	Net loss was $0.06 per share.

 Consolidated Financial Results - Fiscal 2024 Six Months Ended September 30, 2023

•	Net sales were $15.3 million, a decrease of 2% when compared to the same period in fiscal 2023. Net sales at Stadco after intersegment elimination increased by 7% on a more favorable project mix and net sales at Ranor decreased by 7% year over year on a less favorable project mix.
•	Cost of sales were $13.6 million, or 4% higher, due primarily to higher manufacturing costs at Ranor, from a less favorable project mix, offset in part by better throughput and lower cost of sales at Stadco.
•	Gross profit was $1.7 million, or 32% lower when compared to the same period last year. Gross profit decreased at Ranor on a less favorable project mix. Losses at Stadco narrowed on improved project margins.
•	SG&A was $2.9 million, a decrease of 9% compared to the same period last year, due to cost reductions at Stadco.
•	Operating loss was $1.2 million compared to $0.6 million in the same period a year ago.
•	Net loss was $0.12 per share.

Financial Position

On September 30, 2023, TechPrecision had $0.1 million in cash and cash equivalents, a decrease since March 31, 2023. Working capital was negative at September 30, 2023 as the Company reclassified all of its long-term debt to current because of a debt covenant violation. Working capital was $5.6 million at March 31, 2023 as the Company borrowed more under its revolving line of credit. Total debt at September 30, 2023 and March 31, 2023 was $7.1 million and $6.1 million, respectively.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, medical, and precision industrial. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, the conflicts in Eastern Europe and the Middle East, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow –

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	March 31,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$138,206	$534,474
Accounts receivable, net	3,020,723	2,336,481
Contract assets	8,096,608	8,947,811
Raw materials	1,925,085	1,692,852
Work-in-process	866,848	719,736
Other current assets	466,245	348,983
Total current assets	14,513,715	14,580,337
Property, plant and equipment, net	15,764,677	13,914,024
Right-of-use asset, net	5,322,118	5,660,938
Deferred income taxes	2,254,314	1,931,186
Other noncurrent assets, net	121,256	121,256
Total assets	$37,976,080	$36,207,741
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,607,001	$2,224,320
Accrued expenses	2,785,839	2,533,185
Contract liabilities	3,180,681	2,333,591
Current portion of long-term lease liability	721,623	711,727
Current portion of long-term debt, net	6,958,395	1,218,162
Total current liabilities	15,253,539	9,020,985
Long-term debt, net	--	4,749,139
Long-term lease liability	4,780,155	5,143,974
Other noncurrent liability	4,428,812	2,699,492
Total liabilities	24,462,506	21,613,590
Stockholders’ Equity:
Common stock - par value $.0001 per share, shares authorized: 50,000,000; Shares issued and outstanding: 8,737,432 at September 30, 2023 and 8,613,408 at March 31, 2023	874	861
Additional paid in capital	14,924,927	14,949,729
Accumulated deficit	(1,412,227)	(356,439)
Total stockholders’ equity	13,513,574	14,594,151
Total liabilities and stockholders’ equity	$37,976,080	$36,207,741

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Net sales	$7,970,086	$8,522,647	$15,341,326	$15,599,004
Cost of sales	6,935,271	6,782,975	13,612,362	13,042,114
Gross profit	1,034,815	1,739,672	1,728,964	2,556,890
Selling, general and administrative	1,632,168	1,827,095	2,906,117	3,202,322
Loss from operations	(597,353)	(87,423)	(1,177,153)	(645,432)
Other income	40,875	73,561	40,876	40,336
Interest expense	(148,553)	(83,730)	(242,639)	(167,375)
Refundable employee retention tax credits	--	624,045	--	624,045
Total other (expense) income	(107,678)	613,876	(201,763)	497,006
(Loss) income before income taxes	(705,031)	526,453	(1,378,916)	(148,426)
Income tax (benefit) expense	(176,698)	135,509	(323,128)	(38,205)
Net (loss) income	$(528,333)	$390,944	$(1,055,788)	$(110,221)
Net (loss) earnings per share basic	$(0.06)	$0.05	$(0.12)	$(0.01)
Net (loss) earnings per share diluted	$(0.06)	$0.04	$(0.12)	$(0.01)
Weighted average shares outstanding – basic	8,720,603	8,584,510	8,667,298	8,580,707
Weighted average shares outstanding - diluted	8,720,603	8,998,195	8,667,298	8,580,707

TECHPRECISION CORPORATION

NET SALES, COST OF SALES, GROSS PROFIT BY SEGMENT (UNAUDITED)

	September 30, 2023		September 30, 2022		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$4,495	55%	$4,934	58%	$(439)	(9)%
Stadco	3,606	45%	3,589	42%	17	1%
Intersegment elimination	(131)	--%	--	--%	(131)	nm %
Consolidated Net sales	$7,970	100%	$8,523	100%	$(553)	(6)%
Cost of sales
Ranor	$3,320	42%	$2,907	34%	$413	14%
Stadco	3,615	45%	3,876	46%	(261)	(7)%
Consolidated Cost of sales	$6,935	87%	$6,783	80%	$152	2%
Gross profit (loss)
Ranor	$1,044	13%	$2,027	23%	$(983)	(48)%
Stadco	(9)	--%	(287)	(3)%	278	97%
Consolidated Gross profit	$1,035	13%	$1,740	20%	$(705)	(41)%

	September 30, 2023		September 30, 2022		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$8,995	59%	$9,660	62%	$(665)	(7)%
Stadco	6,573	43%	5,939	38%	634	11%
Intersegment elimination	(227)	(2)%	--	%	(227)	nm %
Consolidated Net sales	$15,341	100%	$15,599	100%	$(258)	(2)%
Cost of sales
Ranor	$6,443	42%	$5,793	37%	$650	11%
Stadco	7,169	46%	7,249	47%	(80)	(1)%
Consolidated Cost of sales	$13,612	88%	$13,042	84%	$570	4%
Gross profit (loss)
Ranor	$2,325	15%	$3,867	24%	$(1,542)	(39)%
Stadco	(596)	(4)%	(1,310)	(8)%	714	55%
Consolidated Gross profit	$1,729	11%	$2,557	16%	$(828)	(32)%

nm – not meaningful

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,055,788)	$(110,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,128,059	1,116,602
Amortization of debt issue costs	37,475	26,747
Stock-based compensation expense	9,224	298,957
Change in contract loss provision	(43,049)	(26,628)
Deferred income taxes	(323,128)	(38,205)
Gain on disposal of fixed assets	(40,399)	--
Change in fair value for contingent consideration	--	63,436
Changes in operating assets and liabilities:
Accounts receivable	(684,242)	968,829
Contract assets	851,203	(869,853)
Work-in-process and raw materials	(379,345)	(281,929)
Other current assets	(117,262)	411,770
Accounts payable	(617,319)	272,554
Accrued expenses	(84,182)	(1,243,082)
Contract liabilities	847,090	41,086
Other noncurrent liabilities	1,729,320	993,203
Net cash provided by operating activities	1,257,657	1,623,266
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from insurance claim on fixed assets	61,944	--
Fixed asset deposit	--	(574,143)
Purchases of property, plant and equipment	(2,658,937)	(499,341)
Net cash used in investing activities	(2,596,993)	(1,073,484)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issue costs	--	(18,862)
Revolver loan payments and borrowings, net	1,250,000	(1,012,002)
Payments of principal for leases	(10,552)	(25,820)
Repayments of long-term debt	(296,380)	(309,853)
Net cash provided by (used in) financing activities	943,068	(1,366,537)
Net decrease in cash and cash equivalents	(396,268)	(816,755)
Cash and cash equivalents, beginning of period	534,474	1,052,139
Cash and cash equivalents, end of period	$138,206	$235,384

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net (Loss) Income

(UNAUDITED)

The following table provides a reconciliation of EBITDA to net loss, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	Three Months ended September 30,			Six Months ended September 30,
(dollars in thousands)	2023	2022	Change	2023	2022	Change
Net (loss) income	$(528)	$391	$(919)	$(1,056)	$(110)	$(945)
Income tax (benefit) expense	(177)	136	(313)	(323)	(38)	(285)
Interest expense (1)	149	84	65	243	167	75
Depreciation and amortization	568	532	36	1,128	1,117	11
EBITDA	$12	$1,143	$(1,131)	$(8)	$1,136	$(1,144)

(1)	Includes amortization of debt issue costs.

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